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                                                                   EXHIBIT 10.21

                              CONSULTING AGREEMENT

         The following represents the agreement between PennzEnergy Company ("PennzEnergy") and Brent Scowcroft ("Consultant") regarding consulting services.

1. Consultant will provide consulting services as requested by PennzEnergy during the period of June 1, 1999 through May 31, 2002. These consulting services will primarily relate to PennzEnergy's international projects and investments.

2. In exchange for these services, PennzEnergy will pay a retainer in the total amount of $300,000, payable in twelve (12) equal quarterly installments of $25,000, due and payable on the first day of the months of June, September, December and March, with the initial installment payable on June 1, 1999 and the last installment payable on March 1, 2002.

3. In addition, PennzEnergy will either provide transportation and lodging or reimburse Consultant for necessary travel expenses incurred in connection with rendering consulting services pursuant to this agreement.

4. While providing the consulting services contemplated by this agreement, Consultant will be acting as an independent contractor, and not as an employee of PennzEnergy under the meaning of any federal, state or local law.

5. Consultant will be responsible for all taxes and other payments due any federal, state or local government agency with respect to the quarterly retainer payments paid to Consultant by PennzEnergy. PennzEnergy will not withhold taxes or other amounts from the quarterly retainer payments and will not provide any worker's compensation, insurance or other benefits pursuant to this consulting agreement.


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6.       Either party may terminate this agreement at any time upon written notice; however, Consultant will be entitled to reimbursement for travel expense incurred in connection with consulting services performed prior to receipt of the written notice and the retainer will not be subject to refund to the extent one or more quarterly installments have been paid prior to termination. In the event of termination by PennzEnergy, any quarterly installment(s) not previously paid will become due and payable within 30 days following notice of termination.

Agreed to this 17th day of May, 1999.


/s/ James L. Pate                                    /s/ Brent Scowcroft
------------------------------------                 -------------------
By: James L. Pate                                    Brent Scowcroft
Title: Chairman of the Board                         900 Seventeenth St., N.W.
                                                     Suite 500
                                                     Washington, DC 20006


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